Exhibit 99.1

TimkenSteel Announces First-Quarter 2021 Results

•	Net sales of $273.6M increased 30% sequentially
•	Net income of $9.8 million and adjusted EBITDA(1) of $40.8 million, a significant improvement both sequentially and compared with the prior-year quarter
•	Record total liquidity(2) of $357.5 million
•	Completed transition to single melt and casting shop at Faircrest facility

CANTON, Ohio: May 6, 2021 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported first-quarter 2021 net sales of $273.6 million and net income of $9.8 million, or $0.20 per diluted share. On an adjusted basis(1), first-quarter 2021 net income was $22.6 million, or $0.43 per diluted share, and adjusted EBITDA was $40.8 million.

In the same quarter last year, net sales were $259.7 million with a net loss of $19.9 million, or a loss of $0.44 per diluted share. On an adjusted basis(1), first-quarter 2020 net loss was $11.3 million, or a loss of $0.25 per diluted share, and adjusted EBITDA was $9.0 million.

The Company’s sequential fourth quarter of 2020 net sales were $211.2 million with a net loss of $12.8 million, or a loss of $0.28 per diluted share. On an adjusted basis(1), fourth-quarter 2020 net income was $0.6 million, or $0.01 per diluted share, and adjusted EBITDA was $20.7 million.

“I am pleased with the strong start to the year at TimkenSteel. In March, we completed the transition of our melt and casting activities to a single location at our Faircrest facility. This well-coordinated effort, supported by our employees, customers and suppliers, is a significant step toward improving our manufacturing efficiency and utilization,” said Mike Williams, president and chief executive officer. “With a recovery in automotive and industrial demand combined with an improving cost structure, adjusted EBITDA nearly doubled sequentially and we generated positive operating cash flow.”

FIRST QUARTER OF 2021 FINANCIAL SUMMARY

•

Net sales of $273.6 million increased 30 percent compared with $211.2 million in the fourth quarter of 2020, driven primarily by improved industrial demand and continued strength in automotive demand. Additionally, the average raw material surcharge per ton increased 65 percent sequentially as a result of higher scrap and alloy prices. Compared with the prior-year quarter, net sales increased 5 percent largely driven by a 62 percent increase in the average raw material surcharge per ton as a result of higher scrap and alloy prices, partially offset by lower energy and OCTG billet demand.

•

Ship tons of 193,400 increased 18 percent sequentially as a result of higher industrial and automotive shipments. When compared with the prior-year quarter, ship tons declined 9 percent due to lower energy and OCTG billet demand, partially offset by higher automotive and industrial shipments.

•	Manufacturing costs improved sequentially and compared with the prior-year quarter primarily due to higher melt utilization and the impact of systemic cost reduction actions.
•

SG&A expense was $19.5 million, up slightly from the fourth quarter of 2020 as a result of higher variable compensation expense. Compared with the prior-year quarter, SG&A expense decreased $3.9 million primarily as a result of savings from employee restructuring actions.

CASH AND LIQUIDITY

As of March 31, 2021, the company’s cash balance was a record $115.7 million. Operating cash flow of
$13.2 million benefitted from improved profitability partially offset by an increase in net working capital. Total liquidity(2) was a record $357.5 million as of March 31, 2021, an improvement of $43.4 million from
December 31, 2020.

(1)	Please see discussion of non-GAAP financial measures in this news release.
(2)	The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

APPOINTMENT OF NEW CHAIRMAN OF THE BOARD AND CHANGES IN SENIOR LEADERSHIP

Effective immediately following the company’s Annual Meeting of Shareholders on May 5, 2021, the Board of Directors appointed Ronald A. Rice as Chairman of the Board, following the retirement of John P. Reilly.
Rice has been an independent member of TimkenSteel’s Board of Directors since 2015.

Also, effective May 7, 2021, Thomas D. Moline, executive vice president of commercial operations and
William P. Bryan, executive vice president of manufacturing and supply chain, will leave the company.
Kevin A. Raketich, currently serving as the company’s executive vice president of strategy and corporate development, will assume a new role as executive vice president of sales, marketing, and business development.

“I’d like to thank Jack, Tom and Bill for their leadership and contributions over the years. Under Jack’s direction, TimkenSteel has become a stronger customer-focused company. Tom and Bill were instrumental in driving meaningful change throughout their careers. We wish them success in their future endeavors,” stated Williams.

OUTLOOK

Given steady improvement in the automotive and industrial end markets, the company expects second quarter ship tons to increase sequentially by high-single digits on a percentage basis. Additionally, the company expects adjusted EBITDA growth from the first quarter of 2021 with melt utilization of 80 percent or higher.

Capital expenditures are expected to be approximately $20 million in 2021, consistent with previous guidance. Regarding the convertible debt due June 1, 2021, at maturity the company intends to repay the remaining outstanding principal balance plus accrued interest with available cash. As of March 31, 2021, the outstanding principal balance of the convertible debt due June 1, 2021 was $40.2 million.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, May 7, 2021 at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products in Canton, OH serving demanding applications in automotive, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and precision components. In the business of making high-quality steel primarily from recycled materials for more than 100 years, TimkenSteel’s proven expertise contributes to the performance of our customers’ products. The company employs approximately 2,000 people and had sales of $831 million in 2020. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA,  free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results.  See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company’s operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due June 1, 2021 and December 1, 2025; the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of pension and other postretirement benefit mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates, or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.  Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in millions, except per share data) (Unaudited)	2021	2020
Net sales	$273.6	$259.7
Cost of products sold	242.9	251.9
Gross Profit	30.7	7.8
Selling, general & administrative expenses (SG&A)	19.5	23.4
Restructuring charges	0.5	0.6
Loss (gain) on sale or disposal of assets, net	—	(2.3)
Impairment charges	8.2	—
Other (income) expense, net	(9.4)	2.7
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	11.9	(16.6)
Interest expense	1.9	3.2
Income (Loss) Before Income Taxes	10.0	(19.8)
Provision (benefit) for income taxes	0.2	0.1
Net Income (Loss)	$9.8	$(19.9)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.22	$(0.44)
Diluted earnings (loss) per share (2)	$0.20	$(0.44)

Weighted average shares outstanding - basic	45.4	44.9
Weighted average shares outstanding - diluted	55.7	44.9

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three months ended March 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (9.1 million shares) and common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2021 was 55.7 million shares. For the convertible notes, the Company utilizes the if-converted method to calculated diluted earnings (loss) per share. As such, net income was adjusted to add back $1.3 million of convertible debt interest expense (including amortization of debt issuance costs).

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$115.7	$102.8
Accounts receivable, net of allowances	96.3	63.3
Inventories, net	202.7	178.4
Deferred charges and prepaid expenses	3.7	4.0
Assets held for sale	—	0.3
Other current assets	12.0	8.8
Total Current Assets	430.4	357.6

Property, plant and equipment, net	550.0	569.8
Operating lease right-of-use assets	19.3	21.0
Pension assets	37.3	33.5
Intangible assets, net	8.5	9.3
Other non-current assets	2.6	2.8
Total Assets	$1,048.1	$994.0

LIABILITIES
Accounts payable	$136.4	$89.5
Salaries, wages and benefits	28.7	29.4
Accrued pension and postretirement costs	2.3	2.3
Current operating lease liabilities	7.0	7.5
Current convertible notes, net	40.2	38.9
Other current liabilities	12.5	13.4
Total Current Liabilities	227.1	181.0

Non-current convertible notes, net	44.7	39.3
Credit agreement	—	—
Non-current operating lease liabilities	12.3	13.5
Accrued pension and postretirement costs	239.4	240.7
Deferred income taxes	1.0	1.0
Other non-current liabilities	10.3	11.0
Total Liabilities	534.8	486.5
SHAREHOLDERS' EQUITY
Additional paid-in capital	824.7	843.4
Retained deficit	(349.4)	(363.4)
Treasury shares	(1.0)	(12.9)
Accumulated other comprehensive income (loss)	39.0	40.4
Total Shareholders' Equity	513.3	507.5
Total Liabilities and Shareholders' Equity	$1,048.1	$994.0

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended March 31,
	2021	2020
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$9.8	$(19.9)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	17.6	18.6
Amortization of deferred financing fees and debt discount	0.3	1.3
Loss (gain) on sale or disposal of assets	—	(2.3)
Impairment charges	8.2	—
Deferred income taxes	—	0.2
Stock-based compensation expense	1.8	2.0
Pension and postretirement expense (benefit), net	(4.7)	8.1
Changes in operating assets and liabilities:
Accounts receivable, net	(33.0)	(16.3)
Inventories, net	(28.2)	41.2
Accounts payable	48.1	26.7
Other accrued expenses	(2.4)	5.7
Pension and postretirement contributions and payments	(1.6)	(2.5)
Deferred charges and prepaid expenses	0.3	(0.3)
Other, net	(3.0)	1.3
Net Cash Provided (Used) by Operating Activities	13.2	63.8
Investing Activities
Capital expenditures	(2.3)	(2.9)
Proceeds from disposals of property, plant and equipment	—	7.8
Net Cash Provided (Used) by Investing Activities	(2.3)	4.9
Financing Activities
Proceeds from exercise of stock options	2.5	—
Shares surrendered for employee taxes on stock compensation	(0.5)	(0.2)
Repayments on credit agreements	—	(30.0)
Net Cash Provided (Used) by Financing Activities	2.0	(30.2)
Increase (Decrease) in Cash and Cash Equivalents	12.9	38.5
Cash and cash equivalents at beginning of period	102.8	27.1
Cash and Cash Equivalents at End of Period	$115.7	$65.6

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2021	2020
Net Cash Provided (Used) by Operating Activities	$13.2	$63.8
Less: Capital expenditures	(2.3)	(2.9)
Free Cash Flow	$10.9	$60.9

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(1,4,5) to GAAP diluted earnings (loss) per share for the three months ended March 31, 2021, March 31, 2020, and December 31, 2020

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended March 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges	Other expense (income), net	Diluted earnings (loss) per share(1)
As reported	$9.8	$242.9	$19.5	$0.5	$8.2	$(9.4)	$0.20
Adjustments:(3)
Restructuring charges	0.5	—	—	(0.5)	—	—	0.01
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	0.03
Loss from remeasurement of benefit plans	0.2	—	—	—	—	(0.2)	0.00
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	0.04
Business transformation costs(2)	0.3	—	(0.3)	—	—	—	0.00
TMS impairment charges	0.3	—	—	—	(0.3)	—	0.01
Harrison melt impairment charges	7.9	—	—	—	(7.9)	—	0.14
As adjusted	$22.6	$239.3	$19.2	$—	$—	$(9.6)	$0.43

Three months ended March 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$(19.9)	$251.9	$0.6	$(2.3)	$2.7	$(0.44)
Adjustments:(3)
Loss on sale of scrap processing facility	0.2	—	—	(0.2)	—	0.00
Gain on sale of TMS assets	(3.2)	—	—	3.2	—	(0.07)
Restructuring charges	0.6	—	(0.6)	—	—	0.01
Accelerated depreciation and amortization	1.6	(1.6)	—	—	—	0.04
Loss from remeasurement of benefit plans	9.5	—	—	—	(9.5)	0.21
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	(0.2)	0.3	(0.00)
As adjusted	$(11.3)	$250.3	$—	$0.5	$(6.5)	$(0.25)

Three months ended December 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Loss on extinguishment of debt	Other expense (income), Net	Diluted earnings (loss) per share(5)
As reported (Adjusted)	$(12.8)	$197.0	$18.6	$1.5	$0.6	$0.9	$1.8	$(0.28)
Adjustments:(3)
Loss on sale of TMS assets	1.0	—	(0.1)	(1.5)	(1.0)	—	—	0.02
Restructuring charges	1.6	(1.3)	—	—	—	—	—	0.03
Accelerated depreciation and amortization	1.3	—	—	—	—	—	—	0.03
Loss from remeasurement of benefit plans	11.2	—	—	—	—	—	(11.2)	0.25
Loss on extinguishment of debt	0.9	—	—	—	—	(0.9)	—	0.02
Employee retention credit	(2.3)	—	—	—	—	—	2.3	(0.05)
Business transformation costs(2)	0.2	—	(0.2)	—	—	—	—	0.00
Gain on sale of non-core property	(0.5)	—	—	—	0.5	—	—	(0.01)
As adjusted	$0.6	$195.7	$18.3	$—	$0.1	$—	$(7.1)	$0.01

(1) For the three months ended March 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (9.1 million shares) and common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2021 was 55.7 million shares. For the convertible notes, the Company utilizes the if-converted method to calculated diluted earnings (loss) per share. As such, net income was adjusted to add back $1.3 million of convertible debt interest expense (including amortization of debt issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. For the three months ended March 31, 2021, these costs are primarily related to professional service fees associated with organizational changes. For the three months ended December 31, 2020, these costs are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended March 31, 2020, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(5) Common share equivalents for shares issuable for equity-based awards for the three months ended December 31, 2020, were included in the computation of adjusted diluted earnings (loss) per share and common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded, as they were anti-dilutive in the computation of adjusted diluted earnings (loss) per share. The total diluted weighted average shares outstanding for the three months ended December 31, 2020 was 45.6 million shares.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,		Three Months Ended December 31,
(Dollars in millions) (Unaudited)	2021	2020	2020
Net income (loss)	$9.8	$(19.9)	$(12.8)

Provision (benefit) for income taxes	0.2	0.1	0.6
Interest expense	1.9	3.2	3.0
Earnings Before Interest and Taxes (EBIT) (1)	$11.9	$(16.6)	$(9.2)
EBIT Margin (1)	4.3%	(6.4%)	(4.4%)

Depreciation and amortization	17.6	18.6	17.8
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$29.5	$2.0	$8.6
EBITDA Margin (2)	10.8%	0.8%	4.1%
Adjustments:
Loss on sale of scrap processing facility	—	(0.2)	—
Gain/(loss) on sale of TMS assets	—	3.2	(1.0)
Restructuring charges	(0.5)	(0.6)	(1.6)
Accelerated depreciation and amortization (EBIT only)	(1.5)	(1.6)	(1.3)
Loss from remeasurement of benefit plans	(0.2)	(9.5)	(11.2)
Loss on extinguishment of debt	—	—	(0.9)
Write-down of supplies inventory	(2.1)	—	—
Employee retention credit	—	—	2.3
Faircrest plant asset disposal, net of recovery	—	0.1	—
Business transformation costs (5)	(0.3)	—	(0.2)
TMS impairment charges	(0.3)	—	—
Harrison melt impairment charges	(7.9)	—	—
Gain on sale of non-core property	—	—	0.5
Adjusted EBIT (3)	$24.7	$(8.0)	$4.2
Adjusted EBIT Margin (3)	9.0%	(3.1%)	2.0%
Adjusted EBITDA (4)	$40.8	$9.0	$20.7
Adjusted EBITDA Margin (4)	14.9%	3.5%	9.8%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. For the three months ended March 31, 2021, these costs were primarily related to professional service fees associated with organizational changes. For the three months ended December 31, 2020, these costs were primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base sales by end-market sector is defined as net sales by end-market sector excluding raw material surcharges. Base Sales by end-market sector is an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

Quarterly End Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended March 31, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	103.5	84.4	5.5	—	193.4

Net Sales	$133.6	$124.7	$7.7	$7.6	$273.6
Less: Surcharges	32.8	32.7	2.1	—	67.6
Base Sales	$100.8	$92.0	$5.6	$7.6	$206.0

Net Sales / Ton	$1,291	$1,477	$1,400	$—	$1,415
Surcharges / Ton	$317	$387	$382	$—	$350
Base Sales / Ton	$974	$1,090	$1,018	$—	$1,065

	Three Months Ended March 31, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	88.8	81.2	18.4	25.0	213.4

Net Sales	$97.7	$113.3	$25.2	$23.5	$259.7
Less: Surcharges	16.6	18.8	4.2	6.3	45.9
Base Sales	$81.1	$94.5	$21.0	$17.2	$213.8

Net Sales / Ton	$1,100	$1,395	$1,370	$940	$1,217
Surcharges / Ton	$187	$231	$229	$252	$215
Base Sales / Ton	$913	$1,164	$1,141	$688	$1,002

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$115.7	$102.8

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(152.7)	(183.2)
Availability	247.3	216.8
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.5)	(5.5)
Availability not borrowed	$241.8	$211.3

Total liquidity	$357.5	$314.1

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of March 31, 2021 and December 31, 2020, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2020 1Q vs. 2021 1Q	2020 4Q vs. 2021 1Q
Beginning Adjusted EBITDA(1)	$9	$21
Volume	(3)	5
Price/Mix	(6)	(6)
Raw Material Spread	13	12
Manufacturing	19	8
Inventory Reserve	2	—
SG&A	4	(1)
Other	3	2
Ending Adjusted EBITDA(1)	$41	$41

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).